EXHIBIT 99.1

Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL YEAR 2009

Plymouth, Michigan, February 9, 2009 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $19.9 million and net income of $1.1 million or $0.12 per diluted share, for its second quarter of fiscal year 2009 that ended December 31, 2008.  This compares with sales of $19.1 million and a net loss of $188,000, or -$0.02 per diluted share, for the quarter ended December 31, 2007. For the first six months of fiscal year 2009 net sales were $39.1 million with net income of $1.1 million or $0.12 per diluted share. This compares with sales of $36.8 million and net income of $259,000, or $0.03 per diluted share, for the six months ended December 31, 2007.

Segment information on sales, bookings and backlog for the quarter is provided in the tables below:

Sales By Segment	Second Quarter Ending December 31				Six Months Ending December 31
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change		Fiscal 2009	Fiscal 2008	Change
Automated Systems	$9.2	$10.6		$-1.4	$17.7	$18.7		$-1.0
Technology Products	10.7	8.5		+ 2.2	21.4	18.1		+ 3.3
Total Sales	$19.9	$19.1	$	+0.8	$39.1	$36.8	$	+2.3

Total sales in the second quarter of fiscal year 2009 increased by $800,000, or 4.2%, over the second quarter of fiscal year 2008. The $1.4 million, or 13.2%, decrease in Automated Systems sales was primarily due to a decrease in the Americas. Sales for the quarter in Europe declined slightly, ignoring the impact of currency changes, while sales in Asia increased. Technology Products sales increased by $2.2 million, or 25.9%, compared to the second quarter of fiscal 2008. The increase was due to growth in the Company’s commercial products, partially offset by a decline in WheelWorks® and ScanWorks® sales.

Total sales for the first six months of fiscal year 2009 increased by $2.3 million, or 6.3%, over the first six months of fiscal year 2008. The $1.0 million, or 5.3%, decrease in Automated Systems sales was primarily due to a decrease in the Americas partially offset by increases in European and Asian sales. Technology Products sales increased by $3.3 million, or 18.2%, compared to the first six months of fiscal 2008. The increase was due to growth in the Company’s commercial products, partially offset by a decline in WheelWorks® sales.

Bookings By Segment	Second Quarter Ending December 31			Six Months Ending December 31
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$6.6	$8.5	$-1.9	$16.2	$20.3	$-4.1
Technology Products	5.8	9.1	- 3.3	16.6	14.8	+ 1.8
Total Bookings	$12.4	$17.6	$-5.2	$32.8	$35.1	$-2.3

Overall, second quarter bookings decreased by $5.2 million, or 29.5%, compared to the second quarter of fiscal year 2008. Automated Systems bookings decreased in all three geographic regions. The $3.3 million decrease in Technology Products was due to decreases in commercial products, WheelWorks® and ScanWorks® orders. New order bookings fluctuate from quarter to quarter and are not necessarily indicative of future operating performance of the Company.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

February 9, 2009

The $4.1 million, or 20.2%, decrease in new order bookings for Automated Systems in the first six months of fiscal year 2009 was primarily due to decreased bookings in the Americas with lower bookings in Asia contributing to the decrease. Europe’s bookings increased in the first six months of the year compared to the same period one year ago.  The increase in new order bookings in the Technology Products Group during the first half of fiscal 2009 was due to increased orders for commercial products that were partially offset by lower bookings in the other Technology Products.  Historically, the Company’s rate of new orders has varied from quarter to quarter.

Backlog By Segment	Second quarter Ending December 31
(all numbers in millions)	Fiscal 2009	Fiscal 2008	Change
Automated Systems	$16.2	$14.7	$	+1.5
Technology Products	2.9	6.6		- 3.7
Total Backlog	$19.1	$21.3		$-2.2

The Company’s backlog at December 31, 2008 decreased by $2.2 million, or 10.3%, compared to the backlog at December 31, 2007. The increase in the backlog for Automated Systems was due to an increase in Europe that was partially offset by a decrease in the Americas and Asia.  The decrease in the backlog for Technology Products was primarily due to a decrease in commercial products. WheelWorks® and ScanWorks® contributed to the decline. The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

The gross profit margin percentage this quarter was 38.5% compared to 45.4% in the second quarter of fiscal year 2008.  The gross profit margin percentage was lower this quarter primarily due to lower Automated Systems sales in fiscal 2009 compared to fiscal 2008 which resulted in under absorbed fixed labor related costs.  Higher Technology Product sales in fiscal 2009 mitigated the decline in gross profit dollars but at a lower gross margin percentage.

Gross profit was $14.4 million, or 36.9% of sales, in the first half of fiscal year 2009, as compared to $15.6 million, or 42.4% of sales, in the first half of fiscal year 2008.  The decrease in the gross profit margin percentage was primarily due to lower Automated Systems sales in fiscal 2009 with relatively fixed installation labor and manufacturing costs, a higher percentage of high labor content sales in Automated Systems at lower margins than new Automated Systems sales with higher material content, and lower percentage margins on commercial products sales related to product mix.

Selling, general, and administrative expenses for the second quarter of fiscal year 2009 were flat with the second quarter of fiscal 2008. Lower sales costs in Automated Systems in North America and lower North American G&A costs were offset by higher sales costs in commercial products and higher SG&A in Asia. For the six months ended December 31, 2008, SG&A expenses were $9.0 million compared to $8.7 million in the same period one year ago. The increase of approximately $295,000 was primarily due to increases in Europe and commercial products, partially offset by a reduction in expenses in G&A costs and Automated Systems sales costs in North America.

Engineering, research and development expenses were $2.0 million in the quarter ended December 31, 2008 compared to $2.2 million in the second quarter a year ago.  The $194,000 decrease was primarily due to lower engineering materials in the fiscal 2009 quarter related to commercial product development efforts. Expenses were $4.3 million for the six months ended December 31, 2008 compared to $4.4 million for the six-month period a year ago.  The reason for the $88,000 decrease was the same as for the second quarter.

Other income was $526,000 for the second quarter of fiscal 2009 compared to other expense of $2.2 million in the second quarter of fiscal 2008. Interest income was lower due to lower interest rates in the second quarter of fiscal 2009.

February 9, 2009

The primary difference between the quarters, however, was the $2.6 million impairment charge the Company recorded in the second quarter of fiscal 2008 related to an auction rate securities investment. Other income for the six month period ending December 31, 2008 was $697,000, an increase of nearly $2.6 million over the expense of $1.9 million for the same period ending December 31, 2007. The reasons for the improvement in other income for the six month period are the same as for the second quarter. The Company continues to receive full interest payments every 28 days from its auction rate securities holdings. There was no change in the liquidity of the investments during the second quarter.

The Company’s balance sheet has not changed significantly from the position at June 30, 2008. As of December 31, 2008 the Company had $23.3 million in cash and cash equivalents, no debt, and shareholders’ equity of $59.1 million, or $6.61 per diluted share.

Harry T. Rittenour, President and Chief Executive Officer, commented, "We are pleased with our financial results in the second quarter. Revenue and net income met our expectations despite deterioration in the global economy and automotive industry. We continued to maintain very good control over our operating expenses during the quarter, and in fact, reduced them by $166,000 from the second quarter of fiscal 2008. Our gross profit percentage improved over the percentage in the first quarter of this fiscal year, but requires further improvement. We believe some of the cost reduction actions we have recently taken will help to improve our gross profit percentage in future quarters. Sales in our Technology Products segment grew by 26% over the same period one year ago due to sales of the BK5500 product we began shipping to Snap-on Tool Company last summer and sales of the new RIDGID® microEXPLORER™ that began shipping in the second quarter. In addition, in the second quarter we began shipments to North America and Europe of the second generation of the new 9.5 millimeter and 17 millimeter imager head SeeSnake® micro™ products we manufacture for Ridge Tool Company.”

Mr. Rittenour added, “On February 2, 2009 we announced that we had completed a significant cost reduction effort aimed at bringing our cost structure in Automated Systems in line with our anticipated revenue levels for the rest of fiscal year 2009 and fiscal 2010. As most everyone is aware, more rapid and more significant deterioration became known in the global automotive industry and in the global economy in the November 2008 through January 2009 time period. During the latter part of the second quarter we began to see a slowing in our rate of new orders, some projects delayed, and some cancellations of projects. Prior to that time our backlog was very good and there had not been an unusual level of project delays or cancellations. As our order levels and backlog reached trigger points we had previously established, we immediately began formulating our cost reduction plans, and we completed the actions needed to implement them in the latter part of January. We reduced costs most significantly in North America because Automated System sales are particularly weak and we anticipate it will take the longest to recover of the three geographic regions where we operate. Overall, we reduced costs by approximately $4.7 million on an annualized basis. A portion of the cost reductions are effective now and the remaining majority will be in effect by March 31, 2009. Our third quarter will benefit from some of the cost saving actions we have taken, but we expect to record a restructuring charge of approximately $1.0 million in the third quarter to cover severance and other personnel related costs.”

Mr. Rittenour continued, “In planning and implementing our cost reductions, we focused on maintaining sufficient resources to continue our growth in our Technology Products segment and develop new, advanced technologies for Automated Systems. We transferred two engineering positions from Automated Systems to product development for commercial products in order to help move forward the introduction of new products that our customers have planned. We also decided not to make significant reductions in our existing personnel in Asia, where growth has slowed, but where we anticipate recovery will be earlier than in North America. We believe the actions we have taken will position us to return to profitability in the Automated Systems segment of our business in fiscal year 2010 at revenue levels that are at, or slightly below, the already low levels of the past two quarters.

February 9, 2009

“We also anticipate that our Technology Products segment will continue to be profitable, resulting in higher profitability for the Company overall in fiscal 2010. While we anticipate some revenue growth in fiscal 2009, as a result of the recent and further deterioration in market conditions, we no longer believe we will achieve double digit revenue growth. We will discuss our cost reduction efforts and expectations for the remainder of fiscal year 2009 during our second quarter earnings conference call.”

Perceptron, Inc. will hold a conference call/webcast chaired by Harry T. Rittenour, President & CEO, on Tuesday, February 10, 2009 at 10:00 a.m. Eastern Standard Time.  Investors can access the call at http://www.visualwebcaster.com/event.asp?id=55823 or by dialing 877 718-5108 (domestic callers) or 719 325-4754 (international callers) and entering the participant passcode 5469620.  If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days beginning at 2:00 PM on Tuesday, February 10, 2009 and running until 11:59 PM on Monday, February 16, 2009. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode 5469620.  A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®
Perceptron develops, produces and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications.  The Company also offers Value Added Services such as training and customer support services.  Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, and China.  For more information about Perceptron, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2009, 2010, and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of, the introduction of, and revenue and net income increases from new products the Company has recently introduced, or has not yet released, and the anticipated amount of the cost savings from cost reduction actions. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.  Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2008, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks® systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key

February 9, 2009

personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry.  The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally.  The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs.  The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. The products in the Company’s Technology Products segment are subject to the timing of firm orders from its customers, which may change on a monthly basis. In addition, because the products in the Company’s Technology Products segment require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

February 9, 2009

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Sales	$19,851	$19,117	$39,116	$36,783
Cost of Sales	12,214	10,436	24,677	21,188
Gross Profit	7,637	8,681	14,439	15,595
Selling, General and Administrative Expense	4,477	4,449	8,960	8,665
Engineering, Research and Development Expense	2,008	2,202	4,309	4,397
Operating Income	1,152	2,030	1,170	2,533
Interest Income, net	241	329	474	544
Impairment on Long-Term investment	—	(2,614)	—	(2,614)
Foreign Currency and Other Income	285	55	223	187
Income (Loss) Before Income Taxes	1,678	(200)	1,867	650
Income Tax Expense (Benefit)	587	(12)	808	391
Net Income (Loss)	$1,091	$(188)	$1,059	$259

Earnings (Loss) Per Share
Basic	$0.12	$(0.02)	$0.12	$0.03
Diluted	$0.12	$(0.02)	$0.12	$0.03

Weighted Average Common Shares Outstanding
Basic	8,851	8,405	8,849	8,305
Diluted	8,942	8,405	8,983	8,912

Condensed Balance Sheets	December 31,	June 30,
	2008	2008
Cash and Cash Equivalents	$23,273	$22,157
Receivables, net	21,917	22,390
Inventories, net	8,491	8,285
Other Current Assets	5,600	6,970
Total Current Assets	59,281	59,802

Property and Equipment, net	6,923	7,261
Long-term Investments	2,919	3,104
Deferred Tax Asset	4,327	5,026
Total Non-Current Assets	14,169	15,391

Total Assets	$73,450	$75,193

Current Liabilities	$13,553	$14,569
Long-term Liabilities	765	765
Shareholders' Equity	59,132	59,859
Total Liabilities and Shareholders' Equity	$73,450	$75,193